Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES FIRST QUARTER 2013 RESULTS

Highlights Include:

•                  Q1-13 OIL & GAS SALES OF $165  MILLION, 107% INCREASE FROM Q1-12 AND A 26% INCREASE FROM Q4-12

•                  Q1-13 ADJUSTED EBITDA OF $124 MILLION, 131% GROWTH FROM Q1-12 AND A 17% INCREASE FROM Q4-12

DENVER — May 2, 2013 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today reported financial results for the first quarter 2013 ended March 31, 2013.  The Company furnished an operations update and reported sales volumes in a news release on April 15, 2013.

Financial Results

For the first quarter-ended March 31, 2013, the Company reported oil and gas sales of $165.1 million, as compared to $79.9 million during the same period in 2012 and $130.8 million in the fourth quarter 2012, representing increases of 107%, and 26% respectively.  Kodiak reported an overall 103% increase in quarter-over-quarter equivalent sales volumes with 1.95 million barrels of oil equivalent (MMBOE) sold, or an average of 21,700 BOE per day (BOE/d) during the first quarter 2013, as compared to 963 thousand BOE, or an average of 10,578 BOE/d in the same period in 2012.  Crude oil revenue accounted for approximately 94% of oil and gas sales recorded during the first quarter 2013.

Adjusted EBITDA, a non-GAAP measure, was $124.4 million for the first quarter 2013, as compared to $53.7 million in the same period in 2012, reflecting a 131% increase.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion, (iv) amortization of deferred financing costs and debt premium, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, and (vii) pre-tax unrealized gains and losses on commodity price risk management activities.

Kodiak reported net cash provided by operating activities during the first quarter 2013 of $114.6 million, as compared to $69.1 million during the same period in 2012, an increase of 66%.

For the first quarter 2013, the Company reported net income of $19.4 million, or $0.07 per diluted share, compared to net income of $1.7 million, or $0.01 per diluted share, for the same period in 2012.  Net income for the first quarter 2013 includes an unrealized loss of $17.2 million related to the mark-to-market of derivative instruments used for commodity hedging.  The net effect, after-tax, of the non-cash hedging activities decreased Kodiak’s reported net income for the first quarter 2013 by $0.04 per basic and diluted share.  Detailed disclosure of the Company’s derivative contracts is available in its filing on Form 10-Q for the first quarter ended March 31, 2013.

By way of comparison, the net income for the first quarter 2012 included unrealized derivative losses of $18.6 million attributed to the mark-to-market of derivative instruments, which decreased Kodiak’s reported net income for the quarter by $0.07 per basic and diluted share.

General and administrative expenses (G&A) for the first quarter 2013 totaled $10.3 million, or $5.28 per BOE, compared to $7.9 million, or $8.20 per BOE, in the first quarter 2012.  The increase in total G&A expense for the first quarter 2013, as compared to the same period in 2012, is attributed primarily to the hiring of new personnel as the Company continues to expand its oil and gas operations.  As of March 31, 2013, Kodiak had 116 employees, as compared to 74 employees as of March 31, 2012.

Lease operating expenses (LOE) for the first quarter 2013 totaled $13.5 million, or $6.90 per BOE, a 2% decrease per BOE over the first quarter 2012 and an increase of 15% over the fourth quarter of 2012.  Kodiak attributes the increase in LOE for the sequential quarters to higher well maintenance expense and normal winter operations.  The Company continued its efforts to decrease operating costs by addressing its water disposal costs, the largest component of LOE by drilling three water disposal wells during the first quarter 2013 on several of its producing areas, and it is currently constructing water gathering systems in these same areas.  These projects will reduce the Company’s dependence on third-party services and minimize trucking requirements.

During the first quarter ended March 31, 2013, Kodiak incurred total interest expense related to its outstanding senior notes and credit facility of approximately $21.4 million.  The Company capitalized interest costs of $8.5 million for the first quarter 2013.

The following table summarizes the Company’s costs on a per-unit basis for the periods shown:

Kodiak Oil & Gas Corp.				% Change
Unit Cost Analysis	Q1-13	Q4-12	Q1-12	Sequential	Q-o-Q
Sales Volumes in Barrels of Oil Equivalent (MBOE)	1,953	1,678	963	16%	103%
Average Price Received Oil ($ / Bbl)	$90.80	$83.27	$87.43	9%	4%
Average Price Received Gas ($ / Mcf)	6.48	5.83	6.19	11%	5%
Average Price Received BOE ($ / BOE)	84.51	77.99	83.04	8%	2%
Lease Operating Expense ($ / BOE)	6.90	6.00	7.05	15%	-2%
Production Tax ($ / BOE)	9.08	8.56	8.83	6%	3%
DD&A Expense ($ / BOE)	29.38	30.65	27.32	-4%	8%
Gathering, Transportation & Marketing Expense ($ / BOE)	2.45	2.15	2.09	14%	17%
Total G&A Expense ($ / BOE)	5.28	5.58	8.20	-5%	-36%
Non-cash Stock-based Compensation Expense ($ / BOE)	$1.91	$1.97	$2.53	-3%	-25%

First Quarter 2013 Capital Expenditures

During the first quarter 2013, Kodiak invested approximately $256.1 million related to its oilfield operations and leasehold acquisitions.  The Company expended $210.5 million on its operated properties, $38.5 million on non-operated wells and $7.1 million was invested in infrastructure and acreage acquisitions.

Kodiak continues to operate seven rigs and is experiencing increased efficiencies resulting in a corresponding increase in the number of wells drilled.  Over the past year, Kodiak has reduced spud to completion days (including running and cementing the liner) from an average of 30 days in the early part of 2012 to a current average of 20 days.

The Company’s cumulative spending on wells in progress increased by approximately $46.0 million from December 31, 2012 to March 31, 2013 as a result of scheduling drilling rigs on four well pads during the winter months, combined with a completion schedule that was designed to anticipate inclement winter weather.  Furthermore, Kodiak incurred pre-drill costs, such as site preparation, infrastructure, and pre-setting surface casing, during the first quarter of 2013 related to wells that will be drilled during the remaining quarters of 2013.  These pre-drill activities are expected to reduce the capital expenditures budgeted in subsequent quarters.

Kodiak intends to release one drilling rig in the second quarter 2013, leaving six operated rigs.  The Company is currently ahead of the drilling pace set forth in its full-year capital expenditures guidance as a result of operating a seventh rig longer than expected and continued efficiency gains in the field.  Kodiak will continue to monitor the timing of its drilling and completion activities as it moves through 2013 and intends to adjust plans accordingly based on crude oil pricing and service costs.  The Company has a staggered rig termination schedule with multiple rigs terminating in 2013, allowing for an adjustment to the rig count to align with future cash-flow and capital expenditure projections.

Of further benefit to Kodiak’s per well economics, is a significant increase in availability of third-party oilfield services that the industry has experienced over the past 12 months.  Kodiak’s completed well costs trended downward from approximately $11 million at year-end 2012 to approximately $10.5 million during the first quarter of 2013.  In early 2013, Kodiak was able to renegotiate agreements with certain suppliers, the result of which is an expectation for further per-well cost reductions.

Q1-13 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to participate in a conference call with management on Friday, May 3, 2013 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q1-13 Financial and Operating Results Conference Call

Date:	Friday, May 3, 2013
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(888) 647-1602 (US/Canada) and (706) 902-2175 (International); Passcode: 35298530
Internet:	Live and rebroadcast over the Internet: https://us.reg.meeting-stream.com/kodiakoilgascorp_050313/
Replay:

Available through Friday, May 17, 2013 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 35298530 and for 30 days at https://us.reg.meeting-stream.com/kodiakoilgascorp_050313/

Upcoming Investor Conferences

Kodiak also today announced management’s participation in upcoming investor conferences.

Conference	City	Date	Time	Webcast Link
Baird 2013 Growth Stock Conference	Chicago	May 8, 2013	1:35 PM CDT	No Webcasting
BAML 2013 Global Energy and Power Leveraged Finance Conference	New York	May 14, 2013	11:50 AM EDT	BAML Webcast
UBS Global Oil & Gas Conference	Austin	May 22, 2013	12:30 PM CDT	Presentations & Events
SunTrust Robinson Humphrey Play-by-Play Oil & Gas Conference	New York	May 29, 2013	TBD	Presentations & Events
RBC Capital Markets 2013 Energy and Power Conference	New York	June 3, 2013	TBD	No Webcasting
Independent Petroleum Association of America OGIS Toronto	Toronto	June 11, 2013	TBD	Presentations & Events
Global Hunter Securities GHS 100 Energy Conference	Chicago	June 25, 2013	TBD	GHS 100 Webcast

Presentation times and webcasting are subject to change at the discretion of the conference organizer.  Please reference Kodiak’s Presentations & Events page for further details regarding conferences and other events in which the Company may elect to participate.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to its growth and development, the Company’s expectations regarding potential improvements in LOE, the Company’s drilling and completion program, including timing and improvements in per-well costs, and trends in the availability and cost of oil field services.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the quarter-ended March 31, 2013.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$6,585	$24,060
Accounts receivable
Trade	50,578	35,565
Accrued sales revenues	69,314	59,875
Commodity price risk management asset	1,327	10,864
Inventory, prepaid expenses and other	19,726	17,210
Total Current Assets	147,530	147,574

Oil and gas properties (full cost method), at cost
Proved oil and gas properties	2,255,624	2,007,442
Unproved oil and gas properties	474,802	457,888
Equipment and facilities	24,780	20,954
Less-accumulated depletion, depreciation, amortization, and accretion	(347,108)	(290,094)
Net oil and gas properties	2,408,098	2,196,190

Commodity price risk management asset	2,615	2,850
Property and equipment, net of accumulated depreciation of $1,275 at March 31, 2013 and of $1,113 at December 31, 2012	1,923	1,846
Deferred financing costs, net of amortization of $19,071 at March 31, 2013 and $17,995 at December 31, 2012	31,020	25,176
Total Assets	$2,591,186	$2,373,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$189,543	$190,596
Accrued interest payable	26,035	6,090
Commodity price risk management liability	8,793	304
Total Current Liabilities	224,371	196,990

Noncurrent Liabilities
Credit facilities	100,000	295,000
Senior notes, net of accumulated amortization of bond premium of $536 at March 31, 2013 and $378 at December 31, 2012	1,155,464	805,622
Commodity price risk management liability	3,209	4,288
Deferred tax liability, net	39,600	26,800
Asset retirement obligations	9,760	9,064
Total Noncurrent Liabilities	1,308,033	1,140,774

Total Liabilities	1,532,404	1,337,764

Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 265,404,865 shares as of March 31, 2013 and 265,273,314 shares as of December 31, 2012	1,012,144	1,008,678
Retained earnings	46,638	27,194
Total Stockholders’ Equity	1,058,782	1,035,872

Total Liabilities and Stockholders’ Equity	$2,591,186	$2,373,636

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Revenues:
Oil sales	$155,843	$76,814
Gas sales	9,207	3,122
Total revenues	165,050	79,936

Operating expenses:
Oil and gas production	35,991	17,300
Depletion, depreciation, amortization and accretion	57,385	26,295
General and administrative	10,302	7,898
Total operating expenses	103,678	51,493

Operating income	61,372	28,443

Other income (expense)
Loss on commodity price risk management activities	(15,744)	(23,340)
Interest income (expense), net	(13,810)	(4,627)
Other income	426	1,268
Total other income (expense)	(29,128)	(26,699)

Income before income taxes	32,244	1,744

Income tax expense	12,800	—

Net income	$19,444	$1,744

Earnings per common share:
Basic	$0.07	$0.01
Diluted	$0.07	$0.01

Weighted average common shares outstanding:
Basic	265,328,392	262,660,642
Diluted	267,969,663	266,586,016

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012

Cash flows from operating activities:
Net income	$19,444	$1,744
Reconciliation of net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	57,385	26,295
Amortization of deferred financing costs and debt premium	918	640
Unrealized loss on commodity price risk management activities, net	17,182	18,616
Stock-based compensation	3,724	2,435
Deferred income taxes	12,800	—
Changes in current assets and liabilities:
Accounts receivable-trade	(15,013)	(8,513)
Accounts receivable-accrued sales revenue	(9,439)	(16,209)
Prepaid expenses and other	134	(924)
Accounts payable and accrued liabilities	7,493	28,657
Accrued interest payable	19,945	12,967
Cash held in escrow	—	3,343
Net cash provided by operating activities	114,573	69,051

Cash flows from investing activities:
Acquired oil and gas properties and facilities	—	(588,420)
Oil and gas properties	(275,142)	(128,424)
Equipment, facilities and other	(4,065)	(10,329)
Tubular goods	(663)	—
Cash held in escrow	—	30,000
Net cash used in investing activities	(279,870)	(697,173)

Cash flows from financing activities:
Borrowings under credit facilities	163,875	—
Repayments under credit facilities	(358,875)	(100,000)
Proceeds from the issuance of senior notes	350,000	—
Proceeds from the issuance of common shares	260	1,108
Purchase of common shares	(518)	—
Cash held in escrow	—	670,615
Debt and share issuance costs	(6,920)	(300)
Net cash provided by financing activities	147,822	571,423

Decrease in cash and cash equivalents	(17,475)	(56,699)

Cash and cash equivalents at beginning of the period	24,060	81,604

Cash and cash equivalents at end of the period	$6,585	$24,905

Supplemental cash flow information
Oil & gas property accrual included in accounts payable and accrued liabilities	$146,840	$84,452

Oil & gas property acquired through common stock	$—	$49,798

Cash paid for interest	$1,458	$3,536

Cash paid for income taxes	$—	$—

In evaluating its business, Kodiak considers earnings before interest, income taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs and debt premium, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months ended March 31, 2013 and 2012 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Reconciliation of Adjusted EBITDA:
Net income	$19,444	$1,744
Add back:
Depreciation, depletion, amortization and accretion	57,385	26,295
Amortization of deferred financing costs and debt premium	918	640
Unrealized loss on commodity price risk management activities	17,182	18,616
Stock based compensation expense	3,724	2,435
Income tax expense	12,800	—
Interest expense	12,902	4,001
Adjusted EBITDA	$124,355	$53,731